Exhibit 99.(a)(1)(G)

SUBJECT: STOCK OPTION REPURCHASE PROGRAM – ELECTION CONFIRMATION STATEMENT

NVIDIA Stock Option Repurchase Program

Election Confirmation Statement

Date	[ ]
Dear	[ ]

Under the terms of the NVIDIA Stock Option Repurchase Program, you have elected the following:

Grant ID	Grant Date	Grant / Exercise Price (USD)	Grant Expiration Date	Eligible Options	Offer Price Per Option (USD)	Total Offer Value * (USD)	Accept Tender Offer?

Total Value of Tendered Eligible Options * = $x.xx

*	Applicable taxes will be withheld from this value at the time of payout based on your local tax jurisdiction or legal requirements.

We strongly encourage you to print a copy of this page and keep it for your records.

You may withdraw or change your election at any time before 12:00 midnight (PST), on March 11, 2009 (unless otherwise extended) by visiting NVIDIA’s Offer Website at https://nvidia.equitybenefits.com/ and submitting a new election. You may also withdraw or change your election by completing and signing a paper change/withdrawal form and faxing the form to (408) 486-2577. To obtain a paper change/withdrawal form, please send an email to tenderoffer@nvidia.com or call (408) 486-2029.

Your most recent election form submitted electronically or by paper copy, as allowed under the stock option repurchase program, before 12:00 midnight (PST), on March 11, 2009 (unless otherwise extended), will be the form considered for acceptance by NVIDIA.

A final Election Confirmation Statement will be forwarded to you following March 11, 2009. The final confirmation should contain the same information as your most recent Election Confirmation Statement.

If you have any questions or do not receive a final Confirmation, please contact tenderoffer@nvidia.com.